UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 8, 2009

AMERICAN COMMUNITY PROPERTIES TRUST
(Exact name of Registrant as specified in its charter)

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Maryland	1-14369	52-2058165
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

222 Smallwood Village Center
St. Charles, Maryland 20602
(Address of principal executive offices) (Zip code)

(301) 843-8600
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) Director Resignation.

On September 8, 2009, Ross B. Levin delivered a letter to J. Michael Wilson, Chairman of the Board of Trustees of American Community Properties Trust (the “Company”), in which Mr. Levin resigned as a trustee of the Company.  A copy of Mr. Levin’s resignation letter, in which he states his reasons for resigning, is attached hereto as Exhibit 99.1.

On September 2, 2009, the Company’s Board of Trustees formed a special committee composed of the five independent trustees (the “Committee”) to consider various strategic alternatives for the Company, including a potential sale of the Company.  In connection with this process, the Company has executed a non-binding term sheet with a potential buyer that has submitted an expression of interest in acquiring the Company.  The term sheet requires that the Company negotiate exclusively with the potential buyer through September 23, 2009.  Although the Committee considered carefully Mr. Levin’s recommendations regarding the Company’s review of strategic alternatives, the Committee determined that the Company’s shareholders would be best served by negotiating initially on an exclusive basis with this potential buyer.  If a definitive agreement is reached with this potential buyer, the Company would undertake an appropriate market check immediately following the execution of that agreement.  At this time, however, the Committee has not approved a definitive agreement with any particular buyer.

Item 9.01.	Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
99.1	Letter of Resignation for Ross B. Levin, dated September 8, 2009.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN COMMUNITY PROPERTIES TRUST

Date: September 14, 2009	By:	/s/ Matthew M. Martin
Matthew M. Martin
Chief Financial Officer

INDEX TO EHXIBITS

Exhibit No.	Description
99.1	Letter of Resignation for Ross B. Levin, dated September 8, 2009.